United States

Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14C Information

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☑Preliminary Information Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐Definitive Information Statement

IronClad Encryption Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☑No fee required.

☐Fee computed on table below per Exchange Act Rules 14c-5(g)

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐Fee paid previously with preliminary materials.

☐Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF IRONCLAD ENCRYPTION CORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

IronClad Encryption Corporation

1 Riverway, Suite 1700

Houston, Texas  77056

INFORMATION STATEMENT

(Preliminary)

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

March 9, 2020

Dear Shareholders:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the shares of the Class A and Class B common stock, par value $0.001 per share (the “Common Stock”) of IronClad Encryption Corporation, a Delaware corporation (the “Company”), as of the close of business on the record date of March XX, 2020 (the “Record Date”).

The purpose of this Information Statement is to notify our shareholders that on February 7, 2020 the Company received a written consent in lieu of a meeting (the “Written Consent”) in accordance with the Delaware General Corporation Law (“DGCL”) from the holder of at least a majority of the voting power of all issued and outstanding voting capital of the Company (the “Majority Stockholder”) which authorized and approved the Company to take the following actions (collectively, the “Actions”):

•At the discretion of the Board, perform up to a one-for-twenty thousand (1:20,000) reverse stock split of the Company’s issued and outstanding shares of Common Stock, while maintaining the number of authorized shares of Common Stock (the “Reverse Stock Split”); and

•Following the completion of the Reverse Stock Split, at the discretion of the Board of Directors, decrease the number of authorized shares of Common Stock of the Company to an amount not less than 521,707, 093 shares (the “Authorized Decrease”).

On February 12, 2020, the Board of Directors of the Company (the “Board”) approved the Reverse Stock Split and the Authorized Decrease by written consent in accordance with the DGCL.

The Board believes the Reverse Stock Split and Authorized Decrease are necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability.  Accordingly, it is the Board’s opinion that the Reverse Stock Split and Authorized Decrease will better position the Company to continue and/or expand operations.

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of at least a majority of the outstanding shares of the voting stock of the Company and the approval of the action taken will become effective on a date that is not earlier than 21 days after this Information Statement is first mailed to our shareholders. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from shareholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority shareholders.

The enclosed Information Statement was mailed on or about March XX, 2020 to shareholders of record on the Record Date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of at least a majority of the outstanding shares of all voting stock of the Company.  The approval of the action previously taken will become effective on a date that is not earlier than 21 days after this Information Statement is first mailed to our shareholders.

Because shareholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing action, and such shareholders have sufficient voting power to approve such action through their ownership of the Common Stock, no other shareholder consent will be solicited in connection with the matter described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions pursuant to the Consents, and proxies are not requested from shareholders.  Our shareholders are not entitled to appraisal rights under the Company’s Certificate of Incorporation, bylaws or Delaware corporate law with respect to the actions taken.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing.  In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders.

Also, we will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any security holder at a shared address to which a single copy of the Information Statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.  Security holders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

INTRODUCTION

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action.

The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about March XX, 2020.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split and Authorized Decrease approved by the Board of IronClad Encryption Corporation (the “Company,” “we,” “our,” or “us”) and the Majority Stockholder who holds a majority of the voting capital stock of the Company.

Preferred and Common Stock

On April 12, 2019, the Board of Directors (the “Board”) ratified the amendment of the Company’s Certificate of Incorporation, effective as of April 3, 2019, upon filing a Certificate of Designation with the Secretary of State of Delaware, which sets forth the rights, preferences and privileges of the Preferred Stock, Series A.  The Board also approved the issuance of 100 shares of the Preferred Stock, Series A with a stated value of $0.001 per share for no consideration to the Company’s President pursuant to Rule 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act.

Except as otherwise required by law or by the Certificate of Incorporation, or by the Certificate of Designation, the outstanding shares of the Preferred Stock, Series A shall vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of the Preferred Stock, Series A outstanding and as long as at least one of such shares of the Preferred Stock, Series A is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Company or action by written consent of shareholders.  Each outstanding share of the Preferred Stock, Series A shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Preferred Stock, Series A.

The shares of the Preferred Stock, Series A are not convertible into Common Stock of the Company.  The holder of the shares will not be entitled to receive any dividends.

As of February 25, 2020, the Company’s President beneficially owns 100 shares (100%) of the Series A Preferred Stock and 22,837,091 shares of Common Stock, which represents approximately eighty and eight tenths of a percent (80.2%; 0.2% by virtue of the common shares owned directly by the President (0.79% of 20%) and 80.0% based on the Preferred Stock, Series A held by the President) of the outstanding voting securities of the Company.

As of February 7, 2020, there were issued and outstanding 2,865,795,009 shares of Common Stock and 100 shares of Preferred Stock, Series A.  Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split is approximately 2,865,795,109. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 63 votes of the Preferred Series A, is required to approve the Reverse Stock Split by written consent.

The Majority Stockholder, who holds 100 shares of Preferred Stock, Series A (having 1 vote per share) and therefore having over 80.0 % of the total voting power of all outstanding voting capital, has voted in favor of the Actions, thereby satisfying the requirement under Section 228 of the DGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholders, the number of shares of Common Stock and Preferred Stock, Series A held by the Majority Stockholders (as well as members of the board and management), the total number of votes that the Majority Stockholders voted in favor of the Reverse Stock Split, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock held	Number of Shares of Preferred Stock, Series A held	Number of Votes held by such Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
James D McGraw	22,837,091	100	22,837,191	22,837,191	80.2%
Jeff B. Barrett	15,900,000	--	15,900,000	--	--
Mark A. Watson	1,950,000	--	1,950,000	1,950,000	0.0%
John S. Reiland	50,000	--	50,000	50,000	0.0%
Len E. Walker	150,000	--	150,000	150,000	0.0%

Total	40,887,091	100	40,887,191	25,087,191	80.2%

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that we file Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, (the “Amendment”), with the State of Delaware and FINRA processes the Reverse Stock Split.  We intend to file the Amendment with the State of Delaware promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.  Further, the Authorized Decrease will become effective on the date the Board elects to enact the Authorized decrease by the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the State of Delaware

REVERSE STOCK SPLIT

General.

The Board has approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of up to 1 post-split share for 20,000 pre-split shares (1:20,000), and an amendment to the Company’s Certificate of Incorporation to implement such Reverse Stock Split.  As part of the Reverse Stock Split, the Board will have the discretion to maintain or reduce its authorized common stock in any proportion it deems appropriate.  As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Upon execution of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding will be reduced based on the ratio of the Reverse Stock Split that the Board selects and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal.

Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock and Preferred Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Board will have the discretion to maintain or reduce its authorized common stock in any proportion it deems appropriate as part of the Reverse Stock Split, and that proportion may differ from the Reverse Stock Split ratio.  If the Board decides to not decrease the authorized common stock, or decrease the authorized common stock at a ratio less than the reverse stock split ratio, the Reverse Stock Split would have the result of creating newly authorized shares of common stock.  This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders.

Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely.  Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction.  Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device.  Any additional common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding.

Any additional common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes.  The Company has no other plans for the use of any additional shares of common stock.  The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common stock, assuming that (i) there are 2,864,256,137 shares of Class A Common Stock and 1,538,872 shares of Class B Common Stock outstanding immediately prior to the Reverse Stock Split, (ii)  that the Board does not reduce the authorized common stock.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Class A Common Stock	Authorized	50,000,000,000
		Issued and Outstanding	2,864,256,137
		Authorized but Unissued	47,135,743,863
No Split	Class B Common Stock	Authorized	1,707,093
		Issued and Outstanding	1,538,872
		Authorized but Unissued	168,221
1:5,000	Class A Common Stock	Authorized	50,000,000,000
		Issued and Outstanding	572,852
		Authorized but Unissued	49,999,427,148
1:5,000	Class B Common Stock	Authorized	1,707,093
		Issued and Outstanding	308
		Authorized but Unissued	1,707,401
1:10,000	Class A Common Stock	Authorized	50,000,000,000
		Issued and Outstanding	286,426
		Authorized but Unissued	49,999,723,574
1:10,000	Class B Common Stock	Authorized	1,707,093
		Issued and Outstanding	153
		Authorized but Unissued	1,706,940
1:20,000	Class A Common Stock	Authorized	50,000,000,000
		Issued and Outstanding	143,213
		Authorized but Unissued	49,999,856,787
1:20,000	Class B Common Stock	Authorized	1,707,093
		Issued and Outstanding	77
		Authorized but Unissued	1,707,016

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.

The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock.  However, the Reverse Stock Split will affect all of the Company’s common shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described above.  The number of shareholders of record will also not be affected by the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock, Class A and B

The following table lists, as of February 25, 2020, the number of shares of the Common Stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock;  (ii) each officer and director of our Company; and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission.

Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.

The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 2,865,795,009 shares of the Common Stock outstanding as of Februaryy 19, 2020. The business address of the shareholder listed below is c/o IronClad Encryption Corporation, 1 Riverway, Suite 1700, Houston,  Texas  77056.

Beneficial Owners of more than 5% of Shares, Directors and Executive Officers:	Number of Shares of Common Stock§ Beneficially Owned	Percent of Ownership §
Director: John S. Reiland	50,000(1)	* 0.0%
Director: Mark A. Watson	1,950,000(2)	* 0.1%
Director and President: James D. McGraw	36,837,091(3)	1.3%
Director and Vice President: Jeff B. Barrett	16,900,000(4)	* 0.6%
Vice President: Daniel M. Lerner	7,929,000(5)	* 0.3%
Vice President: Len E. Walker	2,150,000(6)	* 0.1%
Vice President: David G. Gullickson	1,025,000(7)	* 0.0%
Executives Officers and Directors as a Group	† 45,841,091	† 1.6%

*    Less than 1% of class.

†    Shares in total for the group on this line exclude any shares related to the hypothetical exercise of any options outstanding; total shares of common stock issued and outstanding at February 19,2020 were 2,865,795,011 (shares of Class A: 2,864,256,139, and Class B: 1,538,872).

§    Voting control of shareholders is based on both the Preferred stock, Series A, and Common Stock.  The Preferred stock Series A has 80% of voting weight of preferred and common shareholders, and common shareholders have 20% of voting weight.  See “Preferred and Common Stock” section above for additional discussion.

(1)  This amount includes:         50,000 shares of Class A Common Stock and options to purchase              0 shares of common stock.

(2)  This amount includes:    1,950,000 shares of Class A Common Stock and options to purchase              0 shares of common stock.

(3)  This amount includes:  22,837,091 shares of Class A Common Stock and options to purchase 4,000,000 and then 10,000,000 shares of common stock.

(4)  This amount includes:  15,900,000 shares of Class A Common Stock and options to purchase 1,000,000 shares of common stock.

(5)  This amount includes:    4,929,000 shares of Class A Common Stock and options to purchase 3,000,000 shares of common stock.

(6)  This amount includes:       150,000 shares of Class A Common Stock and options to purchase 2,000,000 shares of common stock.

(7)  This amount includes:         25,000 shares of Class A Common Stock and options to purchase 1,000,000 shares of common stock.

INTEREST OF CERTAIN PERSONS IN OR IN
OPPOSITION TO MATTERS TO BE ACTED UPON

Other than as described herein, no other person has any interest, direct or indirect, by security holdings or otherwise, in the matters herein which is not shared by all other shareholders.

OTHER MATTERS

The Board knows of no other matters other than those described in the enclosed Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting stock.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”).  Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.

Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.  In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1) Quarterly Report on Form 10-Q for the quarter ended December 31, 2019;

(2) Annual Report on Form 10-K for the fiscal year March 31, 2019;

(3) Annual Report on Form 10-KT for the fiscal year ended March 31, 2018;

You may request a copy of these filings, at no cost, by writing the Company at: IronClad Encryption Corporation, 1 Riverway, Suite 1700, Houston, Texas 77056.  Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement.  Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address.  This practice, known as “householding”, is designed to reduce our printing and postage costs.  However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered.

You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1 Riverway, Suite 1700, Houston, Texas 77056.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices.  Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act.  Please carefully read this Information Statement.

By Order of the Board of Directors

Sincerely,

By:/s/ James D. McGraw

Name:James D. McGraw

Title:President, Chief Executive Officer

March 9, 2020